Registration No. 333-171430

Registration No. 333-171213

Registration No. 333-147571

Registration No. 333-132931

Registration No. 333-129192

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION No. 333-171430

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION No. 333-171213

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION No. 333-147571

POST-EFFECTIVE AMENDMENT NO. 2 TO FORM S-3 REGISTRATION No. 333-132931

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION No. 333-129192

UNDER

THE SECURITIES ACT OF 1933

CALIPER LIFE SCIENCES, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	33-0675808
(State or other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

68 Elm Street

Hopkinton, MA 01748

(Address of principal executive offices, including zip code)

E. Kevin Hrusovsky

President and Chief Executive Officer

Caliper Life Sciences, Inc.

68 Elm Street

Hopkinton, MA 01748

(508) 435-9500

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

William T. Whelan, Esq.

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

One Financial Center

Boston, Massachusetts 02111

(617) 542-6000

Approximate date of commencement of proposed sale to the public: Not Applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

DEREGISTRATION OF UNSOLD SECURITIES

This Post-Effective Amendment relates to the following Registration Statements of Caliper Life Sciences, Inc. (the “Registrant”) on Form S-3, filed with the Securities and Exchange Commission (collectively, the “Registration Statements”):

•                  Registration Statement No. 333-171430, registering 1,721,671 shares of the Registrant’s common stock, par value $0.001 per share (“Registrant Common Stock”);

•                  Registration Statement No. 333-171213, registering $100,000,000 of any combination of the following: (i) shares of Registrant Common Stock, (ii) shares of the Registrant’s preferred stock, par value $0.001 per share (“Registrant Preferred Stock”), (iii) debt securities of the Registrant, (iv) warrants of the Registrant to purchase Registrant Common Stock, Registrant Preferred Stock and/or debt securities of the Registrant and (v) units consisting of any combination of the securities set forth in sections (i) through (iv) above;

•                  Registration Statement No. 333-147571, registering $100,000,000 of any combination of the following: (i) shares of Registrant Common Stock, (ii) shares of the Registrant Preferred Stock, (iii) debt securities of the Registrant, (iv) warrants of the Registrant to purchase Registrant Common Stock, Registrant Preferred Stock and/or debt securities of the Registrant and (v) units consisting of any combination of the securities set forth in sections (i) through (iv) above and (vi) 3,150,000 shares of Registrant Common Stock;

•                  Registration Statement No. 333-132931, registering (i) 4,701,733 shares of Registrant Common Stock underlying warrants to purchase such shares issued to the shareholders of Xenogen Corporation (“Xenogen”) and (ii) 1,471,946 shares of Registrant Common Stock underlying warrants of Xenogen assumed by the Registrant in connection with the acquisition by the Registrant of Xenogen in August 2006; and

•                  Registration Statement No. 333-129192, registering 3,701,383 shares of Registrant Common Stock.

PerkinElmer Hopkinton Co., a Delaware corporation and wholly owned subsidiary of PerkinElmer, Inc., a Massachusetts corporation (“Buyer”), will merge with and into the Registrant, with the Registrant as the surviving corporation (the “Merger”), pursuant to an Agreement and Plan of Merger, dated as of September 7, 2011, by and among Buyer, PerkinElmer Hopkinton Co. and the Registrant.  As a result of the Merger, the Registrant will cease to be an independent, publicly traded company and will become a wholly owned subsidiary of Buyer.

In anticipation of the closing of the Merger, the Registrant has terminated all offerings of its securities pursuant to its existing registration statements, including the Registration Statements.

Pursuant to the undertaking made by the Registrant in the Registration Statements to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering, the Registrant is filing this Post-Effective Amendment to the Registration Statements to deregister all of the securities which remain unsold, if any, under the Registration Statements as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in Town of Hopkinton, Commonwealth of Massachusetts, on November 7, 2011.

CALIPER LIFE SCIENCES, INC.,

By:	/s/ E. Kevin Hrusovsky
Name:	E. Kevin Hrusovsky
Title:	President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment to the Registration Statements has been signed by the following persons, in the capacities indicated, on November 7, 2011.

Signature	Title

/s/ E. KEVIN HRUSOVSKY	President, Chief Executive Officer and Director
E. Kevin Hrusovsky	(Principal Executive Officer)

/s/ PETER F. MCAREE	Senior Vice President and Chief Financial Officer
Peter F. McAree	(Principal Financial Officer)

/s/ JOSEPH H. GRIFFITH IV	Vice President, Finance and Corporate Controller
Joseph H. Griffith IV	(Principal Accounting Officer)

/s/ ROBERT C. BISHOP, PH.D.	Chairman of the Board of Directors
Robert C. Bishop, Ph.D.

/s/ DAVID V. MILLIGAN, PH.D.	Director
David V. Milligan, Ph.D.

/s/ VAN BILLET	Director
Van Billet

/s/ DAVID W. CARTER	Director
David W. Carter

/s/ ALLAN L. COMSTOCK	Director
Allan L. Comstock

/s/ KATHRYN A. TUNSTALL	Director
Kathryn A. Tunstall